 Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of August 13, 2015 and is entered into by and between ACORN ENERGY, INC., a Delaware corporation (“Borrower”), GRIDSENSE INC., a Georgia company (“GridSense”), OMX HOLDINGS INC., a Georgia corporation (“OMX”), OMNIMETRIX, LLC, a Georgia limited liability company (“OmniMetrix”), LEAP TIDE CAPITAL PARTNERS III, LLC, a Delaware limited liability company (“Lender”) and the Guarantors as hereinafter defined.

RECITALS

A.	Borrower wishes to obtain credit from Lender, and Lender desires to extend credit to Borrower;

B.	Lender is willing to provide the Loan (as defined herein) to the Borrower on the terms and conditions set forth in this Agreement;

C.	OMX and GridSense are wholly-owned subsidiaries of Borrower; and

D.	OmniMetrix is a wholly-owned subsidiary of OMX.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1         Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Additional Grantor” means any Person, other than Borrower that at any time pledges its interest in any property or rights under the Intellectual Property Security Agreement.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Board” means Borrower’s board of directors.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of Delaware are closed for business.

“Capitalization Increase” has the meaning set forth in Section 7.26.

“Cash Settlement Period” has the meaning set forth in Section 2.9.

“Closing Date” means the date of this Agreement.

“Collateral” shall mean all assets of the Borrower and OMX, including without limitation all of the Borrower’s rights, title and interests in and to all of the following, whether now or hereafter existing or acquired by the Borrowers: (i) accounts; (ii) as-extracted collateral; (iii) chattel paper; (iv) deposit accounts; (v) documents; (vi) equipment; (vii) farm products; (viii) fixtures; (ix) general intangibles; (x) inventory; (xi) instruments; (xii) investment property, including without limitation all of Borrower’s equity interest in each of DSIT, OMX and GridSense and all of OMX’s equity interest in OmniMetrix; (xiii) letter-of-credit rights; (xiv) other goods; (xv) supporting obligations; (xvi) commercial tort claims; and (xvii) all proceeds and products of all of the foregoing, including without limitation whatever is received when any of the foregoing Collateral is sold, exchanged, leased, licensed, collected or otherwise disposed of and includes all distributions on account thereof, rights and claims arising therefrom.

“Confidential Information” has the meaning given to it in Section 11.11.

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“DSIT” means DSIT Solutions Ltd., a company under the laws of Israel.

“Event of Default” has the meaning given to it in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Guarantee” of any Person shall mean the obligation of such Person guaranteeing the Obligations including, but not limited to, payment thereof.

“Guarantor” means each Person which joins this Agreement as a guarantor on or after the date hereof and includes GridSense (subject to Section 10.11), OMX and OmniMetrix.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments and (c) all capital lease obligations.

“Initial Shares” has the meaning set forth in Section 2.7.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Lender, DSIT and Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Intellectual Property Collateral” has the meaning ascribed to that term in the Intellectual Property Security Agreement.

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“Intellectual Property Security Agreement” means the security agreement by and among the Borrower, the Guarantors and the Lender, executed in connection with this Agreement and, as applicable, any Additional Grantor, creating a security interest in the Borrower’s and any Additional Grantor’s intellectual property, securing the Obligations.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan” shall have the meaning assigned to such term in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Intellectual Property Security Agreement, the Intercreditor Agreement, all UCC Financing Statements, any subordination agreement, and any other documents executed in connection with the Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Interest Rate” shall mean ten percent (10.0%) per annum.

“Material Adverse Effect” means a material adverse effect on the financial condition, properties or operations of the Borrower and its Subsidiaries on a consolidated basis.

“Maturity Date” shall mean August 13, 2016.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.9.

“Note” means a promissory note issued by Borrower to the Lender to evidence the Loan, substantially in the form of Exhibit A hereto.

“Obligations” means the obligation of the Borrower:

(a)          to pay the principal of and interest on the Note in accordance with the terms thereof and to satisfy all of its other liabilities to the Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor and including, but not limited to, any obligations under letter of credit agreements;

(b)          to repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower and interest thereon, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or licensers, or taxes, levies, insurance, rent or repairs to, or maintenance or storage of, any of the real or personal property securing the Borrower’s payment and performance of this Agreement; and

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(c)          to reimburse the Lender, on demand, for the Lender’s reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel (subject to the cap referred to in Section 2.11), in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Loan Documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations referred to in the foregoing subparagraphs (a) and (b).

“Permitted Indebtedness” means: (i) Indebtedness in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which are disclosed in Schedule 1.1A ; (iii) Indebtedness of up to $200,000 outstanding at any time secured by a Lien described in clause (v) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) other Indebtedness in an amount not to exceed $100,000 at any time outstanding; (vi) Indebtedness of (A) OMX and OmniMetrix, on a consolidated basis, or of (B) GridSense in the nature of accounts receivable or other working capital financing in each case in an amount not to exceed $500,000 with respect to OMX and OmniMetrix, on a consolidated basis, or $750,000 with respect to Gridsense and (vii) extensions, refinancings, renewals, modifications, amendments or restatements of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified do not impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1.1A; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) statutory Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (vi) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (vii) Liens securing Permitted Indebtedness of the type referred to in clause (vi) of the definition thereof and (viii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens permitted by the above clauses; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed, refinanced, modified, amended or restated (as may have been reduced by any payment thereon) does not increase.

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“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Put Obligation” shall have the meaning set forth in Section 9.3.

“SEC Reports” has the meaning set forth in Section 5.7.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture, other than the Borrower’s US Seismic Systems, Inc. subsidiary, in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of Delaware; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of Delaware, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Vested Share Right” has the meaning set forth in Section 2.8.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1         Loan. Subject to the terms and conditions of this Agreement, on the Closing Date, Lender shall loan $2,000,000 (the “Loan”) to Borrower. The Loan shall be funded in cash of which (a) $1,383,856 shall be wired to Borrower in accordance with written instructions provided by Borrower, (b) $100,000 shall be wired to Eilenberg & Krause LLP (“Escrow Agent”) pursuant to the terms and conditions of that certain escrow agreement in the form of Exhibit B hereto, and (c) $483,144 shall be wired to Square 1 Bank to fully pay off the outstanding term loan payable by GridSense to Square 1 Bank (the “GridSense Loan”). Borrower shall make additional payments into the escrow as needed to maintain a balance of at least $50,000 in the account until 90 days prior to the Maturity Dare after which the escrow may be fully disburse to pay monthly payments if interest through the Maturity Date.

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2.2         Use of Proceeds. The proceeds of the Loan shall be used (i) to fully pay the GridSense Loan and (ii) the balance shall provide liquidity to Borrower for working capital purposes to fund its operating Subsidiaries and other costs. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors. The Borrower further agrees that the proceeds of the Loan have not been and shall continue not to be used to purchase any stock or equity in any form or invest in or loan any funds to any entity other than to fund its operating Subsidiaries existing on the date hereof.

2.3         Note. The Loan shall be evidenced by the Note issued to Lender.

2.4         Principal Amount. The principal amount payable under this Agreement and the Note at any time outstanding (the “Outstanding Principal Amount”) shall be equal to the amount of the Loan increased by any Put Obligation less any payments against principal or Put Obligation.

2.5         Interest. The Outstanding Principal Amount shall bear interest thereon from the date of the funding in the case of the Loan or from the date of incurrence in the case of any Put Obligation, in each case at the Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

2.6         Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum of twenty percent (20%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 26 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

2.7         Payment. Borrower will pay, or will direct the Escrow Agent to pay, interest on the Outstanding Principal Amount on the first Business Day of each quarter, beginning October 1, 2015. The entire Principal Amount and all accrued but unpaid interest hereunder, and all other Obligations with respect to the Loan, shall be due and payable on the Maturity Date unless accelerated pursuant to the terms of this Agreement. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Any and all payments shall be first applied to any accrued but unpaid interest.

2.8         Initial Shares; Vested Share Rights. In addition to the interest payable in cash provided for under this Agreement, Borrower shall issue to Lender on the date of funding 850,000 shares of fully paid and nonassesable Common Stock of Borrower (the “Initial Shares”). In addition to the interest payable in cash and the issuance of the Initial Shares provided for herein, Lender shall become entitled to a vested right to receive, without payment of any additional consideration, an additional 179,167 shares of Borrower Common Stock (each such vested right to receive one share, a “Vested Share Right”) per month for each full month through the Maturity Date that the full Loan shall remain outstanding. The number of Vested Share Rights shall be prorated to the extent less than the full principal amount is outstanding and/or for any partial month in which no principal amount is outstanding. Subject to Borrower’s cash settlement rights referred to in Section 2.9 below, the Lender shall be entitled to receive all Common Stock for all Vested Share Rights after the expiration of the Cash Settlement Period. Prior to expiration of the Cash Settlement Period, Lender shall not be permitted to sell, transfer or otherwise dispose of the Initial Shares or Vested Share Rights (or shares underlying Vested Share Rights) except to a purchaser or transferee who agrees to be bound by the Borrower’s cash settlement rights referred to in Section 2.9 below, and any such purported sale, transfer or disposition shall be void ab initio.

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2.9         Prepayment; Cash Settlement. Borrower may pre-pay all principal of the Loan and interest accrued thereon at any time. In addition, Borrower may at any time and from time to time on or prior to 30 days after the Maturity Date or 30 days after the earlier acceleration or repayment of the Loan (such period being referred to herein as the “Cash Settlement Period”) (i) repurchase any or all Initial Shares and (ii) settle any or all Vested Share Rights accrued under the Loan, for cash in lieu of stock. The cash repurchase or settlement price shall be an amount equal to $0.30 for each (i) Initial Share so repurchased and (ii) Vested Share Right so settled. Borrower’s right to (i) repurchase the Initial Shares and (ii) settle the Vested Share Rights in cash shall be subject to Lender’s right to put the same to Borrower at a higher price as described under Capitalization Increase in Section 9.3.

2.10       Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Obligations consisting of the outstanding principal amount of the Loan; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.11       Fees and Cost of Loan. The Borrower shall pay all costs associated with the Closing of the Loan, including, but not limited to, any taxes and Lender’s legal fees, subject to a cap on Lender’s legal fees in the amount of $33,000.

SECTION 3. SECURITY INTEREST

3.1         As security for the due and punctual payment of any and all of the present and future Obligations, Borrower and OMX hereby grant to the Lender a continuing security interest in all of the Collateral, whether now or hereafter existing or acquired.

3.2         Borrower represents and warrants to the Lender that neither Borrower nor any Guarantor has created or is aware of any security interest, Lien or encumbrance on or affecting the Collateral other than that created hereby or the Permitted Liens.

3.3         Borrower assumes all liability and responsibility in connection with the Collateral and the obligations of Borrower to pay all Obligations shall in no way be affected or diminished by reason of the fact that any such Collateral may be lost, destroyed, stolen, or for any reason whatsoever unavailable to Borrower.

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3.4         So long as the Obligations remain outstanding, Borrower agrees that:

(a)          In order to enable the Lender to comply with the law of any jurisdiction, including state, federal and foreign, applicable to any security interest granted hereby or to the Collateral, Borrower shall execute and deliver upon request, in form reasonably acceptable to the Lender, any financing statement, notice, statement, instrument, document, agreement or other paper and/or perform any act requested by the Lender as the Lender may deem necessary or desirable to create, perfect, preserve, validate or otherwise protect such security interest or to enable the Lender to exercise and enforce its rights hereunder or with respect to such security interest.

(b)          Except for the security interest granted hereby and any Permitted Liens, Borrower shall keep the Collateral and proceeds, products, accessions and substitutions therefor free and clear of any Lien of any kind, and Borrower shall promptly pay, when due, all taxes, charges and fees affecting or arising out of the Collateral, shall defend the Collateral against all claims and demands of all persons or entities at any time claiming the same or any interest therein adverse to the Lender and Borrower shall diligently and in good faith pursue collection of all accounts receivable included in the Collateral.

(c)          The Lender’s duty with respect to the Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral in its possession; Lender shall not be obligated to take any steps necessary to preserve any rights in any of the Collateral against prior parties and Borrower hereby agree to take such steps. Borrower shall pay to Lender all reasonable costs and expenses in connection with the collection of the Collateral; Lender may, but is not obligated to, exercise any and all rights of conversion or exchange or similar rights, privileges and options relating to the Collateral; and Lender shall have no obligation to sell or otherwise realize upon any of the Collateral as herein authorized and shall not be responsible for any failure to do so or for any delay in so doing.

3.5         All options, powers and rights granted to Lender hereunder or under any promissory note, instrument, document or other writing delivered to the Lender in connection herewith shall be cumulative and shall be in addition to any other options, powers or rights which Lender may now or hereafter have as a secured party under the Uniform Commercial Code or under any other applicable law or otherwise.

3.6         Upon and during the continuance of an Event of Default, Lender shall have the right, for and in the name, place and stead of Borrower to execute endorsements, assignments or other instruments of conveyance or transfer with respect to any of the Collateral.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Loan hereunder is subject to the satisfaction by Borrower of the following conditions:

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4.1         On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a)          executed originals of the Loan Documents, including the Note, and any other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b)          certified copy of resolutions of Borrower’s Board evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c)          certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)          a certificate of good standing for Borrower from its state of incorporation

(e)          a favorable opinion of counsel for the Borrower, in the form and substance reasonably acceptable to the Lender; and

(f)           such other documents as Lender may reasonably request.

4.2         On the Closing Date:

(a)          The representations and warranties set forth in Section 5 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)          Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after advance of the Loan proceeds no Event of Default shall have occurred and be continuing.

4.3         No Default. As of the Closing Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER AND EACH GUARANTOR

Borrower and each Guarantor, jointly and severally, represent and warrant that:

5.1         Corporate Status. Borrower and each of its Subsidiaries is a corporation or limited liability company duly organized or formed, legally existing and in good standing under the laws of their respective states of incorporation or formation, and is duly qualified as a foreign corporation or limited liability company in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s and each Guarantor’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower and each Guarantor in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

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5.2         Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Obligations.

5.3         Consents. Borrower’s execution, delivery and performance of the Note, and Borrower’s and each Guarantor’s execution, delivery and performance of this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate or limited liability company action of Borrower and each Guarantor, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s or any Guarantor’s Certificate of Incorporation or Certificate of Formation (as applicable), bylaws, limited liability company operating agreements, any other formation documents of Borrower or any Guarantor, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Guarantor is subject and (iv) except as described on Schedule 5.3, do not materially violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained except for consents and approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4         Actions Before Governmental Authorities. Except as described on Schedule 5.4, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, after due inquiry, threatened against or affecting Borrower, any Subsidiary or their respective property.

5.5         Laws. None of Borrower nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.

5.6         Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.6 annexed hereto. All of the outstanding shares of common stock of Borrower have been duly authorized, are validly issued, fully paid and non-assessable. All of the outstanding shares of common stock of Borrower were issued in compliance with applicable laws. None of the outstanding shares of common stock of Borrower were issued in violation of any agreement, arrangement or commitment to which Borrower is a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than as set forth on Schedule 5.6, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Borrower or obligating Borrower to issue or sell any shares of capital stock of, or any other interest in Borrower. Borrower does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.6 is a true, correct and complete list of each Subsidiary and its capitalization. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable and, except as otherwise disclosed in Schedule 5.6, are owned directly by the Company, free and clear of any Liens.

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5.7         SEC Reports.

(a)          Since before January 1, 2010, Borrower has filed all reports, schedules, forms, statements or other documents required to be filed by the Company under the Exchange Act (the foregoing materials filed during such period, including the exhibits thereto and documents incorporated by reference therein, the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension; as of their respective filing or amendment dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder.

(b)          Each of the financial statements (including, in each case, any notes and schedules thereto) included (or incorporated by reference) in the SEC Reports (collectively, the “Borrower Financials”) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (ii) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of Borrower and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are or are expected to be material in nature or amount) all in accordance with GAAP and in all material respects in accordance with the applicable rules and regulations promulgated by the SEC.

(c) Borrower, on a consolidated basis with its Subsidiaries, has no liabilities, other than (i) liabilities reflected on the audited balance sheet of Borrower as of December 31, 2014, as included in its Form 10-K as filed with the SEC on March 31, 2015 (the “Company Reference Balance Sheet”) (or disclosed in the notes thereto) or reflected on balance sheets contained in SEC Reports filed for the Company’s first fiscal quarter during the year ending December 31, 2015, (ii) liabilities incurred subsequent to the date of the Company Reference Balance Sheet in the ordinary course of the business of the Company and its subsidiaries, (iii) liabilities incurred in connection with or as permitted or contemplated by this Agreement; and (iv) liabilities that would not be reasonably expected to have a Material Adverse Effect.

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(d) Borrower (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to Borrower is made known to the Chief Executive Officer and Chief Financial Officer and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Borrower’s outside auditors and the audit committee of Borrower (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Borrower’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s or any of its Subsidiaries’ internal controls over financial reporting. To the knowledge of the Company, after due inquiry, since January 1, 2011, none of Borrower nor any of its Subsidiaries has suffered, discovered or been informed of any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), except as disclosed in the report on Form 10-Q of the Borrower for the quarter ended March 31, 2015.

(e) Since January 1, 2011, to the Company’s knowledge, after due inquiry, neither Borrower, its Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of Borrower or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

5.8         Absence of Certain Changes or Events. Since January 1, 2015, Borrower and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and as of the date of this Agreement there has not occurred any effect, including any damage to, destruction or loss of any asset of Borrower or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expected to have a Material Adverse Effect.

5.9         Vested Share Rights. The Initial Shares have been duly authorized for issuance and, when issued as provided for herein, will be duly and validly issued, fully paid and non-assessable, and will have been issued in compliance with all applicable state, federal and foreign securities laws and will not have been issued in violation of or subject to any preemptive or similar right. Subject to completion of the Capitalization Increase, when issued pursuant to the provisions of this Agreement, the shares of Borrower’s common stock underlying the Vested Share Rights shall be duly authorized and reserved for issuance and, when issued, shall be duly and validly issued, fully paid and non-assessable, and will have been issued in compliance with all applicable state, federal and foreign securities laws and will not have been issued in violation of or subject to any preemptive or similar right. The Vested Share Rights constitute valid and binding obligations of the Borrower to issue the underlying shares of Common Stock in accordance with the terms thereof and each such Vested Share Right is enforceable against the Company in accordance with its terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (ii) as enforceability of any indemnification or contribution provision may be limited under foreign, federal and state securities laws; and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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5.10       No Violation. None of the Company nor any Subsidiary: (i) is in violation of its certificate or articles of incorporation, memorandum and articles of association, by-laws, certificate of formation, limited liability company agreement, joint venture agreement, partnership agreement or other organizational documents, (ii) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute a default under or result in the creation or imposition of any Lien upon any of its property or assets pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or (iii) is in violation in any respect of any law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic, except in the case of clauses (ii) and (iii) where such violation or default, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect.

5.11       Due Authorization. Borrower and each Guarantor has duly and validly authorized this Agreement and the Loan Documents and each of the transactions contemplated thereby. This Agreement and the Loan Documents have been duly and validly executed and delivered by Borrower and each Guarantor and constitute the legal, valid and binding obligations of Borrower and each Guarantor and are enforceable against Borrower and each Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.12       Taxes. Borrower and each Subsidiary have filed all federal, state and local tax returns which to their knowledge, after due inquiry, are required to be filed, and Borrower and each Subsidiary has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except those which Borrower or such Subsidiary is contesting in good faith and with respect to which adequate reserves have been set aside.

5.13       Labor Disputes and Acts of God. Neither the business nor the properties of Borrower, nor any Subsidiary, has been subject to any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) having a Material Adverse Effect.

5.14       Other Agreements. Except as provided on Schedule 5.14, neither Borrower nor any Guarantor is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which would reasonably be anticipated to have a Material Adverse Effect on the ability of the Borrower or any Guarantor to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Guarantor is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, except as provided in Schedule 5.14 hereto.

5.15       Ownership and Liens. Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their material properties and assets, real and personal, (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any Subsidiary and none of their leasehold interests are subject to any Lien, except Permitted Liens.

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5.16       Operation of Business and Good Standing. The Borrower and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and Borrower and each Subsidiary are not, to their knowledge, after due inquiry, in violation of any valid rights of others with respect to any of the foregoing. Borrower and each Subsidiary is in compliance with all applicable local, state, federal and trade laws, rules and regulations to operate its business in the ordinary course and is in good standing with all necessary bodies to operate in the ordinary course and exercise its rights, privileges, permits, licenses and franchises (including all governmental authorizations) necessary in the normal conduct of its business.

5.17       Debt. Schedule 5.16 is a complete and correct list of all Indebtedness incurred by or pursuant to which the Borrower or any Subsidiary is in any manner directly or contingently obligated; the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, all Liens of any nature given or agreed to be given as security therefor and are correctly described or indicated in such Schedule.

5A. REPRESENTATION AND WARRANTIES OF LENDER

The Lender hereby represents and warrants:

5A.1      Investment Intent. The Lender is entering into this Agreement which provides for the issuance of the Initial Shares and the Vested Share Rights as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Initial Shares, the Vested Share Rights or any shares issuable thereunder; provided, however, that the foregoing shall be without prejudice to such Lender’s right, at all times, to sell or otherwise dispose of all or any part of any securities acquired under this Agreement pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or under an exemption from such registration and in compliance with applicable federal and state securities laws.

5A.2      Organization; Authority. The Lender is a limited liability company duly organized and in good standing under the laws of the State of Delaware. Each of the Loan Documents to which the Lender is a party has been duly executed by the Lender, and when delivered by the Lender in accordance with the terms hereof, will constitute the valid and legally binding obligations of the Lender, enforceable against it in accordance with their respective terms.

5A.3      Purchaser Status; Experience. The Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

5A.4      General Solicitation. Lender is not entering into this transaction as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

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5A.5      Legends. The Lender understands and acknowledges that each certificate evidencing the Initial Shares and any shares of common stock issued pursuant to the Vested Share Rights will bear the following legends:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended (“Act”), nor have they been registered or qualified under the securities laws of any state. No transfer of such securities will be permitted unless a registration statement under the Act is in effect as to such transfer, the transfer is made in accordance with Rule 144 under the Act, or in the opinion of counsel registration under the Act is unnecessary in order for such transfer to comply with the Act and with applicable state securities laws.”

“The securities represented hereby may be subject to certain cash settlement rights in favor of the issuer as set forth in Sections 2.8 and 2.9 of the Loan and Security Agreement dated August 13, 2015 to which the issuer is a party and may not be sold, transferred or otherwise disposed of except in compliance with the provisions of such sections. Any sale, transfer or other disposition in violation of such provisions shall be void ab initio.”

SECTION 6. INDEMNIFICATION

6.1         Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and members (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and invoiced out-of-pocket costs (including reasonable attorneys’ fees) and disbursements and other costs of investigation or defense (including those incurred upon any appeal) within ten (10) days of receipt of such invoice (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement or any of the Loan Documents. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

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SECTION 7. COVENANTS OF BORROWER

Borrower and each Guarantor agrees as follows:

7.1         Maintenance of Existence. Borrower shall preserve and maintain, and cause each Subsidiary to preserve and maintain (i) their corporate existence and good standing in the respective jurisdictions of their incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required and (ii) all rights, privileges, permits, licenses and franchises (including all governmental authorizations) necessary in the normal conduct of its business.

7.2         Maintenance of Records. Borrower shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

7.3         Maintenance and Properties. Borrower shall maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of their properties (tangible and intangible) necessary or useful in the proper conduct of their business in adequate working order and condition, ordinary wear and tear excepted.

7.4         Conduct of Business. Borrower shall continue, and cause each Subsidiary to continue, to operate their business in the ordinary course.

7.5         Maintenance of Insurance. Borrower shall maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

7.6         Compliance With Laws. Borrower shall comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations and orders.

7.7         SEC Filings; Financial Reports. Borrower shall furnish to Lender copies of the SEC Filings made by Borrower. Borrower shall also provide, and cause each Subsidiary to provide, Lender with such internal monthly and other financial data and reports as are prepared for and provided to Borrower’s management with respect to Borrower and each Subsidiary.

7.8         Inspection Rights. Borrower shall permit, and cause each Subsidiary to permit, any representative that Lender authorizes, including any of their attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower and each Subsidiary at reasonable times and upon reasonable notice during normal business hours.

7.9         Further Assurances. Borrower shall, and shall cause each Guarantor, from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall, and shall cause each Guarantor, from time to time procure any instruments or documents related to the Collateral as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.

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7.10       Indebtedness. Borrower shall not create, incur, assume or guarantee, or permit any Subsidiary to create, incur, assume or guarantee, any Indebtedness other than Permitted Indebtedness.

7.11       Liens. Borrower shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of their properties, now owned or hereafter acquired, except Permitted Liens.

7.12       Mergers, Etc. Borrower shall not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) Borrower may merge into or transfer assets to any Subsidiary and (b) any Subsidiary may merge into or consolidate with or transfer assets to the Borrower.

7.13       Dividends. Borrower shall not declare or pay any dividends; or purchase, redeem, retire or otherwise acquire for value any of their capital stock now or hereafter outstanding; or make any distribution of assets to their stockholders as such whether in cash, assets or obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of, their capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of their capital stock; or permit any Subsidiary to purchase or otherwise acquire for value any stock of the Borrower, itself or another Subsidiary, except that the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower.

7.14       Sale of Assets. Borrower shall not sell, lease, assign, transfer, license or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, license or otherwise dispose of, any of their owned or hereafter acquired assets (including, without limitation, the sale, lease, assign, transfer or the disposition of shares of stock and indebtedness of Subsidiaries, receivables and leasehold interests), except (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of their business; and (c) that Borrower may sell, lease, assign or otherwise transfer its assets to any Subsidiary or any Subsidiary may sell, lease, assign or otherwise transfer its assets to any other Subsidiary.

7.15       Guaranties, Etc. Borrower shall not assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or tangible net worth, or to otherwise assure the creditors of any Person against loss), for obligations of any Person (other than Borrower or any Subsidiary), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and guarantees of any Obligations under the Loan Documents.

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7.16       Transactions With Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, other than transactions for director and executive compensation on terms not inconsistent with past practice.

7.17       Conduct of Business. Borrower shall not engage, or permit any Subsidiary to engage in any business other than the business engaged in by the Borrower on the date hereof or fail to conduct its business in accordance with good business practices customary in the industry; or fail to collect its accounts in the ordinary course of business; or fail to maintain all of its material properties, assets and equipment used in its business in good repair, working order and condition (normal wear and tear excepted) and from time to time make all repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonably business judgment; or fail to maintain and keep in full force and effect its existence and all material qualifications to do business and good standing in each jurisdiction in which the use of such property or the nature of its business makes such qualification necessary.

7.18       Amendments to Contracts or Organizational Documents. Borrower shall not amend, or allow any Subsidiary to amend or permit any amendments to, or terminate or waive any provision of, any contract or organizational document if such amendment, termination or waiver would be adverse to Lender.

7.19       Collateral. Borrower shall at all times keep the Collateral free and clear of any and all Liens, and shall give Lender prompt written notice of any legal process affecting the Collateral, provided however, that the Collateral may be subject to Permitted Liens.

7.20       Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.21       Corporate Changes. Borrower shall not change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Borrower shall not relocate its chief executive office or its principal place of business unless it has provided prior written notice to Lender.

7.22       Notification of Event of Default. Borrower shall notify Lender promptly, and in any event, within five (5) business days after the occurrence of any Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by Borrower with respect thereto.

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7.23       Notice of Litigation. Borrower shall within two business days after notification of the commencement thereof, notify Lender of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would have a Material Adverse Effect.

7.24       Reports to Other Creditors. Borrower shall promptly after the furnishing thereof, deliver copies of any statement or report furnished to any party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 7.

7.25       Subsidiary Guarantors and Additional Grantors. In the event that any Person not currently a Subsidiary becomes a Subsidiary of the Borrower, Borrower shall (a) concurrently with such Person becoming a Subsidiary cause such Subsidiary to become a Guarantor hereunder and an Additional Grantor under the Intellectual Property Security Agreement. With respect to each Subsidiary, Borrower shall promptly send to Lender written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower.

7.26       Capitalization Increase. Borrower does not have sufficient authorized common stock to cover the full amount of Vested Share Rights that will accrue through scheduled maturity of the Loan. Borrower covenants to use its best efforts to amend its certificate of incorporation by March 31, 2016 to authorize sufficient additional common stock to cover the full amount of Vested Share Rights that will accrue through the scheduled maturity of the Loan (the “Capitalization Increase”).

7.27       Director Designee.

(a)          Upon closing of the Loan, Borrower shall cause Jan Loeb to be elected as a director of Borrower and shall, at the request of Lender, shall cause Jan Loeb to be included in the slate of Borrower-nominated directors at each annual meeting of stockholders held at a time when the Loan or any portion thereof continues to remain outstanding.

(b)          Upon closing of the Loan, the Company shall cause Jan Loeb to be elected as a director of DSIT as a designee of Borrower and shall cause Jan Loeb to be maintained as a Borrower-designee on the board of directors of DSIT for so long as the Loan or any portion thereof continues to remain outstanding. Each of Borrower and DSIT shall maintain Directors and Officers Liability Insurance in an amount not less than $5,000,000 (combined limit for Borrower and its Subsidiaries) for so long as Jan Loeb is a member of such board of directors.

7.28       Demand Registration.

(a)          Subject to Section 7.28(b), within 30 days of the date Borrower files its annual report on Form 10-K for the year ended December 31, 2015, Borrower shall file a Registration Statement on Form S-1 (the “Long Form Registration Statement”) covering the resale of all of the shares of Borrower Common Stock issuable to Lender hereunder, whether or not rights thereto have vested (the “Registrable Securities”). Borrower shall use its best efforts to cause such Long Form Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

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(b)          Borrower shall use its best efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto. At such time as Borrower shall have qualified for the use of a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Short Form Registration Statement”), Borrower shall file a Short Form Registration Statement or convert the Long Form Registration Statement to a Short Form Registration Statement covering the resale of all of the Registrable Securities and shall use its best efforts to cause such Short Form Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

(c)          Borrower may postpone for up to 30 days the filing or effectiveness of the Registration Statement if the Board determines in its reasonable good faith judgment that registration of the Registrable Securities covered thereby would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving Borrower; (ii) require premature disclosure of material information that Borrower has a bona fide business purpose for preserving as confidential; or (iii) render Borrower unable to comply with requirements under the Securities Act or Exchange Act.

(d)          Borrower shall not include in any Long Form Registration Statement or Short Form Registration Statement any securities which are not Registrable Securities without the prior written consent of Lender.

7.29       Piggyback Registration.

(a)          Whenever Borrower proposes to register the offer and sale of any shares of its common stock under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), Borrower shall give prompt written notice (in any event no later than thirty (30) days prior to the filing of such Registration Statement) to Lender of its intention to effect such a registration and, subject to Sections 7.29 (b) and (c), shall include in such registration all Registrable Securities of Lender. If any Piggyback Registration Statement pursuant to which Lender has registered the offer and sale of Registrable Securities is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), Lender shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

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(b)          If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of Borrower and the managing underwriter advises Borrower and Lender in writing that in its reasonable and good faith opinion the number of shares of common stock proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of common stock proposed to be included in such underwritten offering, exceeds the number of shares of common stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the common stock to be sold in such offering, Borrower shall include in such registration or takedown (i) first, the shares of common stock that Borrower proposes to sell; (ii) second, the shares of common stock requested to be included therein by Lender; and (iii) third, the shares of common stock requested to be included therein by holders of common stock other than Lender, allocated among such holders in such manner as they may agree.

(c)          If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of Borrower, Borrower shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

SECTION 8. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

8.1         Payments. Borrower fails to pay any amount due under this Agreement, the Note, or any of the other Loan Documents on the due date.

8.2         Covenants. Borrower breaches or defaults in the performance of any covenant or Obligation under this Agreement or any of the other Loan Documents, and with respect to a default under any covenant under this Agreement, or any other Loan Document, other than the covenants set forth in Section 7.10 (Indebtedness and 7.26 (Capitalization) hereof, such default continues for more than ten (10) days after the earlier of the date on which (a) Lender has given notice of such default to Borrower and (b) Borrower has actual knowledge of such default. Irrespective of Borrower’s best efforts, (a) if the Indebtedness covenant set forth in Section 7.10 hereof is breached, such breach shall be an Event of Default on such date and Borrower shall have no period to cure such Event of Default, or (b) the Capitalization Increase does not occur by March 31, 2016, such non-occurrence shall be an Event of Default on such date and Borrower shall have no period to cure such Event of Default. Without creating or imposing any obligation or duty on Lender to inquire, investigate or monitor, in the event that Lender becomes aware of any failure by Borrower to observe or perform any obligation to be observed or performed by the Borrower hereunder or under any Loan Document, Lender shall notify Borrower of such failure and Borrower shall cure such failure within ten (10) business days thereafter. The failure of the Borrower to so cure such failure within such ten (10) business day period shall constitute an Event of Default under this Subsection. The parties hereto agree that the delay of Lender to so notify the Borrower as provided in this Subsection shall not constitute a waiver of any provision of this Agreement but shall only require that Lender notify Borrower and Borrower be granted such right to cure such failure within such period prior to the exercise of the Lender’s rights hereunder.

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8.3         Representations. Any representation or warranty made by Borrower in any Loan Document, when taken as a whole, shall have been false or misleading in any material respect when made.

8.4         Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents or shall become insolvent; or (iii) shall fail to pay any Indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 due any third persons and such failure shall continue beyond any applicable grace period; or (iv) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated.

8.5         Attachments; Judgments. Any portion of Borrower’s assets having a value in excess of $50,000 is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $150,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business, and such attachment, seizure, levy, judgment, or enjoinment is not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period.

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SECTION 9. REMEDIES

9.1         General. Upon and during the continuance of any one or more Events of Default, (i) all Obligations shall, at the election of Lender and upon notice to Borrower, become immediately due and payable; (ii) Lender may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Obligations, and in furtherance thereof, Borrower hereby grants Lender an irrevocable power of attorney coupled with an interest, and (iii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

9.2         Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon seven (7) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses;

Second, to Lender in an amount equal to the then unpaid amount of the Obligations (including principal and interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment of all of the Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

In addition to the rights and remedies given to Lender hereunder or otherwise, Lender shall have all of the rights and remedies to the Collateral of a secured party under the Uniform Commercial Code as in effect in the State of Delaware and any other applicable jurisdiction.

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9.3         Put. Upon the occurrence and during the continuance of any Event of Default under Section 8.2 with respect to the Capitalization Increase, Lender shall be entitled to put all the Initial Shares and Vested Share Rights to Borrower, and Borrower shall be obligated (the “Put Obligation”) to purchase all such Initial Shares and Vested Share Rights, at a purchase price equal to the total number of such Initial Shares and Vested Share Rights multiplied by $0.40. Borrower shall pay to Lender the aggregate amount of such Put Obligation within two (2) business days following Lender’s notice to Borrower that it is exercising such put right. At such time that Lender notifies Borrower that it is exercising its put right under this Section 9.3 until such time as the aggregate amount of such Put Obligation is paid to Lender, such aggregate amount of the Put Obligation shall be added to the principal amount due under the Note.

9.4         No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

9.5         Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 10. GUARANTY

10.1       Each Guarantor jointly and severally, unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment of the full principal required to be paid pursuant to the Note, the interest thereon (including default interest thereon, if any), the Obligations and any other moneys due or which may become due under the Loan Documents, and the due and punctual performance and observance of all of the other terms, covenants and conditions of the Loan Documents, whether according to the present terms thereof, at any earlier or accelerated date or dates as provided therein, or pursuant to any extension of time or to any change or changes in the terms, covenants and conditions of the Loan Documents now or at any time hereafter made or granted.

10.2       Each Guarantor waives diligence, presentment, protest, notice of dishonor, demand for payment, extension of time of payment, notice of acceptance of this Agreement, non-payment at maturity and indulgences and notices of every kind, and consents to any and all forbearances and extensions of the time of payment under the Loan Documents, to any and all changes in the terms, covenants and conditions thereto hereafter made or granted and to any and all substitutions, exchanges or releases of all or any part of the Collateral, if any, it being the intention hereof that each Guarantor shall remain liable as principal until the full amount of all sums due and payable under the Loan Documents shall have been fully paid, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Guarantors, and without regard to the validity regularity or enforceability of the Loan Documents.

10.3       Each Guarantor agrees that the Guarantors shall have no right of subrogation whatsoever with respect to the aforesaid indebtedness or to any moneys due and unpaid thereon or any Collateral securing the same, unless and until Lender shall have received payment in full of all Obligations.

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10.4       Each Guarantor agrees that the Guaranty provided for in this Section 10 may be enforced by Lender without first resorting to or exhausting any other security or Collateral or without first having recourse to the Note; provided, however, that nothing herein contained shall prevent Lender from suing on the Guaranty provided for in this Section 10.

10.5       Each Guarantor agrees that in the event the Guaranty provided for in this Section 10 is placed in the hands of an attorney for enforcement, the Guarantors shall be jointly and severally responsible to reimburse Lender for all reasonable expenses incurred, including, without limitation, reasonable attorneys’ fees.

10.6       Each Guarantor agrees that the Guaranty provided for in this Section 10 shall inure to the benefit of and may be enforced by Lender and any subsequent holder of the Note and their successors and assigns, and shall be binding upon and enforceable against each of the Guarantors and each of the Guarantors’ legal representatives, successors and assigns.

10.7       Each Guarantors acknowledge that the Guaranty provided for in this Section 10 and each Guarantor’s obligations under the Guaranty provided for in this Section 10 are and shall at all times continue to be absolute and unconditional in all respects and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to the Guaranty provided for in this Section 10 and the obligations of each Guarantor hereunder.

10.8       Each Guarantor agrees that the Guaranty provided for in this Section 10 sets forth the entire agreement and understanding of Lender and each Guarantor and each Guarantor absolutely, unconditionally and irrevocably waives any and all rights to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to the Guaranty provided for in this Section 10 or the obligations of any other person or party relating to the Guaranty provided in this Section 10 or the obligations of each Guarantor under the Guaranty provided for in this Section 10 in any action or proceeding brought by the holder hereof to collect the indebtedness or any portions thereof or to enforce the obligations of the each Guarantor under the Guaranty provided for in this Section 10.

10.9       Each Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to the Guaranty provided for in this Section 10 or with respect to the obligations of each Guarantor under the Guaranty for in this Section 10.

10.10     Each Guarantor agrees that the Guaranty provided for in this Section 10 is a guaranty of payment and not of collection and is absolute and in no way conditional or contingent.

10.11     Notwithstanding anything to the contrary in this Agreement, GridSense shall have no obligation or liability as a Guarantor under the Loan Documents unless and until Gridsense, Lender and Square 1 Bank shall have entered into a subordination agreement on terms and in a form reasonably satisfactory to Square 1 Bank, subordinating the obligations of GridSense under the Guaranty to the obligations of GridSense to Square 1 Bank under the existing accounts receivable financing agreement between GridSense and Square 1 Bank. Borrower and GridSense agree to use reasonable commercial efforts to obtain the aforementioned subordination by Square 1 Bank.

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SECTION 11. MISCELLANEOUS

11.1       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2       Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by email (provided such email is not returned with an undeliverable, delayed or similar message) and by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)          If to Lender:

c/o Jan Loeb
Leap Tide Capital Management
10451 Mill Run Circle
Suite 400
Owings Mills, MD  21117
Email: jloeb@leaptidecapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq.
Email: swolosky@olshanlaw.com

(b)          If to Borrower:

Acorn Energy, Inc.
Attention: John A Moore, CEO
3844 Kennett Pike
Suite 204-4
Mall Building
Powder Mill Square
Greenville, Delaware 19807
Email: jmoore@acornenergy.com

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With a copy (which shall not constitute notice) to:

Eilenberg & Krause LLP
11 East 44th Street
New York, NY 10017
Attention: Sheldon Krause, Esq.
Email: sk@eklawllp.com

or to such other address as each party may designate for itself by like notice.

11.3       Entire Agreement; Amendments.

(a)          This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)          Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except by written consent of the party or parties to be charged.

11.4       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5       No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6       Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7       Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns. Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents upon notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

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11.8       Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9       Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

11.10     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LOAN DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.11     Professional Fees. Borrower shall be responsible for all fees and expenses related to the transaction.

11.12     Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after an Event of Default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower under this Agreement or the other Loan Documents.

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11.13     Revival of Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender.

11.14     Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.15     No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender, Borrower and the Guarantors unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender, Borrower and the Guarantors.

11.16     Publicity. None of the parties hereto nor any of its respective member businesses and affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.11.

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11.17     Termination; Release. On the date on which all Obligations have been paid and performed or otherwise satisfied in full Lender will, at the request and sole expense of the Borrower, (a) duly assign, transfer and deliver to or at the direction of the Borrower (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession or control of Lender, together with any monies at the time held by Lender hereunder, and (b) execute and deliver to Borrower a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ACORN ENERGY, INC.

Signature:
Print Name:	John A. Moore
Title:	Chief Executive Officer

GUARANTORS:

GRIDSENSE INC.

Signature:
Print Name:
Title:

OMX HOLDINGS INC.

Signature:
Print Name:
Title:

OMNIMETRIX, LLC

Signature:
Print Name:
Title:

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LENDER:

LEAP TIDE CAPITAL PARTNERS III, LLC

Signature:
Print Name:
Title:

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